Exhibit (d)(41)

SUB-ADVISORY AGREEMENT

EA Bridgeway Blue Chip ETF

A series of

EA Series Trust

This Sub-Advisory Agreement (the “Agreement”) is made as of June 17, 2022, by and between Empowered Funds, LLC, a Pennsylvania limited liability company with its principal place of business at 19 E. Eagle Road, Havertown, PA 19083 doing business as ETF Architect and EA Advisers (the “Adviser”), EA Series Trust (the “Trust”), and Bridgeway Capital Management, LLC, a Delaware limited liability company with its principal place of business located at 20 Greenway Plaza, Suite 450, Houston, TX 77046 (the “Sub-Adviser”).

BACKGROUND:

A.	The Trust is an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”).

B.	The Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

C.	The Adviser has entered into an Investment Advisory Agreement dated June 17, 2022, as amended with respect to the Trust series identified on Schedule A to this Agreement (each, a “Fund,” and together, the “Funds”) as such Schedule may be amended from time to time upon mutual agreement of the parties.

D.	The Sub-Adviser is registered as an investment adviser under the Advisers Act and is engaged in the business of supplying investment advice as an independent contractor.

E.	The Investment Advisory Agreement contemplates that the Adviser may appoint a sub-adviser to perform some or all of the services for which the Adviser is responsible.

F.	The Sub-Adviser is willing to furnish the services described herein to the Adviser and each Fund.

G.	This Background section and Schedule A are hereby incorporated into, and made a part of, this Agreement.

TERMS:

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1. Appointment of the Sub-Adviser. In accordance with and subject to the Investment Advisory Agreement between the Trust and the Adviser, attached as Exhibit A (the “Advisory Agreement”), the Adviser appoints the Sub-Adviser to manage the investment and reinvestment of the assets of the Fund allocated to it by the Adviser (the “Fund Assets”), in conformity with the Fund’s currently effective registration statement, including its prospectus and statement of additional information, as amended (collectively, the “Disclosure Documents”), and subject to the supervision and oversight of the Adviser and the Trust’s Board of Trustees (the “Board”), for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees during such period to render the services and to perform the duties called for by this Agreement for the compensation provided in Section 3 of this Agreement. The Sub-Adviser shall at all times maintain its registration as an investment adviser under the Advisers Act and shall otherwise comply in all material respects with all applicable laws and regulations, both state and federal. For purposes of this Agreement, the Sub-Adviser shall be deemed an independent contractor and shall, except as expressly provided or authorized by written Agreement with the Adviser, Fund, or Trust, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust or the Fund.

2. Duties of the Sub-Adviser. The Sub-Adviser will provide the following services and undertake the following duties:

a. The Sub-Adviser will manage the investment and reinvestment of the Fund Assets, subject to and in accordance with the investment objectives, policies, and restrictions of the Fund, and in conformity with the Fund’s currently effective Disclosure Documents, and, to the extent they do not contradict the Fund’s currently effective Disclosure Documents, any written directions which the Adviser or the Board may give pursuant to this Agreement. In furtherance of the foregoing, the Sub-Adviser will make all determinations with respect to the investment of the Fund Assets and the purchase and sale of portfolio securities, and shall take such steps as may be necessary or advisable to implement same in accordance with the Sub-Adviser’s duties under this Agreement. Notwithstanding anything to the contrary in this Agreement, the Sub-Adviser is not responsible for selecting brokers or placing a Fund’s trades. Rather, the Sub-Adviser constructs the overall portfolio and provides trading instructions to the Adviser and, in turn, the Adviser is responsible for selecting brokers and placing each Fund’s trades.

b. As reasonably requested, the Sub-Adviser will render regular reports to the Board and to the Adviser (or such other service providers as the Adviser shall engage to assist it in the evaluation of the performance and activities of the Sub-Adviser). Such reports shall be made in such form and manner and with respect to such matters regarding the Fund and the Sub-Adviser as the Trust or the Adviser shall reasonably request.

c. The Sub-Adviser shall not vote proxies on behalf of the Fund. The Fund’s Adviser shall vote proxies on behalf of the Fund’s shareholders.

d. The Sub-Adviser shall not have custody of any of the Fund Assets and is not authorized to provide the Fund with legal or tax advice or to engage the Fund in any legal proceedings, including responding to class action claims; provided, however, that the Sub-Adviser shall promptly forward any notices it receives relating to class action claims to the Fund’s custodian or other duly designated Fund agent. The Sub-Adviser shall assist the custodian or other duly designated Fund agent in evaluating such securities class action claims, as reasonably requested in writing (provided that in so doing the Sub-Adviser shall not incur any extraordinary costs), but the Sub-Adviser will not be responsible for filing any such claims. The Adviser acknowledges that the Fund’s custodian or other duly designated Fund agent, and not the Sub-Adviser, will be responsible for evaluating and making all decisions regarding class action claims involving securities presently or formerly held by the Fund.

e. The Sub-Adviser will not arrange purchases or sales of securities between the Fund and other accounts advised by the Sub-Adviser or its affiliates unless (a) such purchases or sales are in accordance with applicable law and regulation (including Rule 17a-7 under the 1940 Act) and the Fund’s policies and procedures, (b) the Sub-Adviser determines the purchase or sale is in the best interests of the Fund, and (c) the Fund’s Board receives a representation from the Fund’s Chief Compliance Officer that any such transactions comply with Rule 17a-7.

f. The Sub-Adviser shall promptly notify the Adviser if the Sub-Adviser reasonably believes that the value of any security held by the Fund and reflected on the books and records of the Fund may not reflect fair value. The Sub-Adviser agrees to provide any pricing information of which the Sub-Adviser is aware to the Adviser and any Fund pricing agent to assist in the determination of the fair value of any Fund holdings for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Fund’s adopted valuation procedures, which may be amended by the Board. Notwithstanding the foregoing, the parties recognize that the Sub-Adviser is not an official pricing source or agent and has no responsibility for calculating the Fund’s net asset value.

g. The Sub-Adviser shall not determine the manner in which rights to consent to corporate actions, and any other rights pertaining to the portfolio securities will be exercised (collectively, “Corporate Actions”). The Fund’s Adviser shall act with respect to any Corporate Actions that may arise from the Fund’s investments.

i. Regulatory Compliance.

(i) The Sub-Adviser will comply in all material respects with applicable federal and state securities laws, including the 1940 Act, the Advisers Act, the Securities Act of 1933 (the “1933 Act”), the Securities Exchange Act of 1934 (the “1934 Act”), the Commodity Exchange Act of 1936, each as amended, and the rules and regulations adopted by the Securities and Exchange Commission, the Commodities Futures Trading Commission, or state securities regulator that are applicable to a registered investment adviser providing services to registered open-end investment companies including, without limitation, Rule 206(4)-7 under the Advisers Act.

None of the Sub-Adviser, its affiliates, or any officer, director or employee of the Sub-Adviser or its affiliates is subject to any event set forth in Section 9 of the 1940 Act that would disqualify the Sub-Adviser from acting as an investment adviser to an investment company under the 1940 Act. The Sub-Adviser will promptly notify the Adviser and the Trust upon the Sub-Adviser’s discovery of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(ii) The Sub-Adviser shall cause the Fund to comply with the diversification and source of income requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company.

(iii) The Sub-Adviser has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1 under the 1940 Act) by the Fund and the Sub-Adviser. In addition, the Sub-Adviser will cooperate fully with the Trust’s Chief Compliance Officer in the execution of his or her responsibilities to monitor service providers to the Trust pursuant to Rule 38a-1 under the 1940 Act.

(iv) The Sub-Adviser will prepare and cause to be filed in a timely manner Form 13F and, if required, Schedule 13G, each under the 1934 Act, with respect to securities held for the account of the Fund.

(v) The Sub-Adviser has adopted a written code of ethics that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act (the “Code of Ethics”). The Sub-Adviser will provide its code of ethics to the Adviser and the Fund. The Sub-Adviser shall adopt policies and procedures reasonably designed to ensure that its Access Persons (as defined in the Sub-Adviser’s Code of Ethics) comply in all material respects with the Sub-Adviser’s Code of Ethics, as in effect. Upon request, the Sub-Adviser shall provide the Fund with (i) a copy of the Sub-Adviser’s current Code of Ethics, as in effect, and (ii) a certification that it has adopted procedures reasonably designed to prevent Access Persons from engaging in any conduct prohibited by the Sub-Adviser’s Code of Ethics. No less frequently than annually, the Sub-Adviser shall furnish to the Fund and the Adviser a written report, which complies with the requirements of Rule 17j-1 under the 1940 Act, concerning the Sub-Adviser’s Code of Ethics. The Sub-Adviser shall promptly respond to any requests for information from the Adviser as to violations of the Sub-Adviser’s Code of Ethics by Access Persons and the sanctions imposed by the Sub-Adviser. The Sub-Adviser shall promptly notify the Adviser of any material violation of the Sub-Adviser’s Code of Ethics, whether or not such violation relates to a security held by the Fund.

(vi) The Sub-Adviser shall notify the Trust’s Chief Compliance Officer and Adviser promptly upon detection of (i) any material failure to manage the Fund in accordance with its investment objectives and policies or any applicable law; or (ii) any material breach of any of the Fund’s or the Adviser’s policies, guidelines, or procedures (to the extent such policies, guidelines, or procedures have been provided to the Sub-Adviser). The Sub-Adviser agrees to correct any such failure promptly and to take any lawful action that the Board or the Adviser may reasonably request in connection with any such breach. In addition, the Sub-Adviser shall provide a quarterly report regarding its compliance with applicable law, including but not limited to the 1940 Act and the Code, and the Fund’s and the Adviser’s investment objectives policies, guidelines, or procedures as applicable to the Sub-Adviser’s obligations under this Agreement. The Sub-Adviser acknowledges and agrees that the Adviser may, in its sole discretion, provide such quarterly compliance certifications to the Board. The Sub-Adviser shall also provide the officers of the Trust with supporting certifications in connection with their respective certifications of the Fund’s financial statements and disclosure controls pursuant to the Sarbanes-Oxley Act of 2002, as amended, if requested. To the extent legally permissible, the Sub-Adviser will promptly notify the Trust in the event (i) the Sub-Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust (excluding class action suits in which the Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant) or the compliance by the Sub-Adviser with the federal or state securities laws in connection with the services provided to the Fund under this Agreement or (ii) the controlling stockholder of the Sub-Adviser changes or an actual change in control resulting in an “assignment” (as defined in the 1940 Act) has occurred or is otherwise proposed to occur.

(vii) The Sub-Adviser shall maintain separate books and detailed records of all matters pertaining to the Fund Assets advised by the Sub-Adviser as required by Rule 31a-1 under the 1940 Act (other than those records being maintained by the Adviser, custodian, or transfer agent appointed by the Fund), and relating to its responsibilities under this Agreement. The Sub-Adviser shall preserve such records for the periods and in a manner prescribed by Rule 31a-2 under the 1940 Act (the “Fund Books and Records”). The Fund Books and Records shall be available to the Adviser and the Board, which shall be delivered promptly upon request to the Trust, upon the termination of this Agreement and shall be generally available for telecopying without delay upon reasonable advance notice during any day the Fund is open for business. The Sub-Adviser may retain a copy of the Fund Books and Records for its own recordkeeping and compliance purposes.

j. To the extent legally permissible, the Sub-Adviser shall provide support to the Adviser with respect to the marketing of the Fund, including but not limited to: (i) permission to use the Sub-Adviser’s name in accordance with Section 6 of this Agreement; (ii) permission to use the past performance and investment history of the Sub-Adviser with respect to a composite of funds managed by the Sub-Adviser that are comparable, in investment objective and composition, to the Fund; provided that the Sub-Adviser shall have the opportunity to review in advance of first use any materials that include the Sub-Adviser’s past performance and investment history; (iii) access to the one or more individual(s) responsible for day-to-day management of the Fund or who are knowledgeable about the investment strategy employed by the Sub-Adviser for the Fund for participation in marketing conferences, teleconferences, and other activities involving the promotion of the Fund, subject to the reasonable request of the Adviser; and (iv) permission to use biographical and historical data of the Sub-Adviser and individual portfolio manager(s) in connection with the Fund.

k. The Sub-Adviser shall maintain errors and omissions insurance coverage in an appropriate amount and shall provide prompt written notice to the Trust (i) of any material changes in its insurance policies or insurance coverage; or (ii) if any material claims will be made on its insurance policies related to the services provided to the Trust under this Agreement. Furthermore, the Sub-Adviser shall, upon reasonable request, provide the Trust with any information it may reasonably require concerning the amount of or scope of such insurance.

l. The Sub-Adviser will notify the Adviser and the Trust of any assignment (as defined in the 1940 Act) of this Agreement or change of control of the Sub-Adviser, as applicable, in each case prior to, where reasonably practicable, or promptly after, such change. Notwithstanding any other provision hereunder, the Sub-Adviser hereby agrees to bear any and all expenses of the Trust, including but not limited to any costs and expenses (including reasonable attorneys’ fees) related to any regulatory filings, shareholder notifications and solicitation of shareholder approval, if any, arising out of or related to any such assignment or change of control of the Sub-Adviser.

m. The Sub-Adviser shall implement and maintain a business continuity plan and policies and procedures reasonably designed to prevent, detect and respond to cybersecurity threats and to implement such internal controls and other safeguards as the Sub-Adviser reasonably believes are necessary to protect each Fund’s confidential information and the nonpublic personal information of Fund shareholders. The Sub-Adviser shall promptly notify the Adviser and the Trust of any material violations or breaches of such policies and procedures.

n. The Sub-Adviser will bear its expenses of providing services to the Fund pursuant to this Agreement except such expenses as are expressly undertaken by the Adviser or the Fund.

o. Upon the Adviser’s request, the Sub-Adviser agrees to provide reasonable assistance with the liquidity classifications required under the Fund’s liquidity risk management program in accordance with Rule 22e-4 under the 1940 Act.

p. The Adviser and Sub-Adviser acknowledge and agree that the Sub-Adviser shall be required to provide only the services expressly described in this Agreement, and shall have no responsibility to provide any other services to the Adviser or the Fund except as required by law. The Adviser shall remain responsible for the Fund’s overall compliance with the 1940 Act, the Code, and all other applicable federal and state laws and regulations.

q. The Adviser agrees to provide the Sub-Adviser with such assistance as may be reasonably requested by the Sub-Adviser in connection with its activities under this Agreement, including, without limitation, information concerning the Fund; its cash available, or to become available, for investment; and generally as to the conditions of the Fund or its affairs.

r. The Adviser will provide the Sub-Adviser with advance notice of, and the opportunity to comment on, any change in the Funds investment objectives, investment policy risks, and restrictions as stated in the Disclosure Documents, or in any procedures and policies adopted by the Board of the Trust or the Adviser that may affect the Sub-Adviser’s management of the Fund. The Sub-Adviser shall, in the performance of its duties and obligations under this Agreement, manage the Fund Assets in compliance with such changes following reasonable notice of the effectiveness of such changes from the Adviser. In addition to such notice, the Adviser shall provide to the Sub-Adviser a copy of any amendments or supplements to the Disclosure Documents. The Adviser acknowledges and agrees that the Disclosure Documents will at all times be in compliance with all disclosure requirements under all applicable federal and state laws and regulations relating to the Fund.

s. The Adviser acknowledges and agrees that the Sub-Adviser does not guarantee the future performance or any specific level of performance for the Fund Assets, the success of any investment decision or strategy that the Sub-Adviser may use, or the success of the Sub-Adviser’s overall management of the Fund Assets. The Adviser acknowledges and agrees that investment decisions made with regard to the Fund Assets by the Sub-Adviser are subject to various market, currency, economic, political, and business risks, and that those investment decisions will not always be beneficial to the Fund. Additionally, there may be loss or depreciation of the value of the Fund Assets because of fluctuation of market values. These risks will be disclosed in the Fund’s Disclosure Documents.

3. Compensation of the Sub-Adviser.

a. During the term of this Agreement, the Sub-Adviser shall bear its own costs of providing services under this Agreement. The Adviser agrees to pay to the Sub-Adviser or its designated paying agent, an annual sub-advisory fee equal to the amount of the daily average net assets of each Fund shown on Schedule A attached hereto, payable on a monthly basis.

b. The initial fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement with respect to a Fund and shall be prorated as set forth below. If this Agreement is terminated with respect to a Fund prior to the end of any calendar month, the sub-advisory fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which the Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within 30 days after the date of termination.

c. The Sub-Adviser reserves the right to waive all or a part of its fees.

4. Ongoing Reporting of the Sub-Adviser.

a. Financial Reporting. The Sub-Adviser will report to the Board (at regular quarterly meetings and at such other times as the Board reasonably shall request, subject to the limitation on personal attendance at such meetings set forth in Section 2b of this Agreement): (i) the financial condition and financial prospects of the Sub-Adviser, (ii) the nature and amount of transactions that may be reasonably expected to effect the Fund that involve the Sub-Adviser and its affiliates, (iii) information regarding any potential conflicts of interest arising by reason of the Sub-Adviser’s continuing provision of advisory services to the Fund and to its other accounts, and (iv) such other information including but not limited to the performance of the specific strategy used to manage the Fund Assets and the capacity of the Sub-Adviser as it relates to the continuing ability of the Sub-Adviser to accept additional cash flow from the Adviser into the Fund. Upon request by the Adviser or the Board, the Sub-Adviser agrees to discuss with the Board its plans for the allocation of remaining capacity in the strategy used to manage the Fund, with respect to the Fund and to the Sub-Adviser’s other clients.

The Sub-Adviser will annually provide the Adviser with the Sub-Adviser’s financial statements, unless the Fund’s Board requests reports on a more frequent basis. For purposes of this paragraph 4(a), “financial statements” shall include the Sub-Adviser’s condensed balance sheet; provided, however, that the Sub-Adviser agrees to provide the Adviser with such additional information as the Board may reasonably request, which may include (but is not limited to) its income statement and notes to the financial statements.

b. Key Personnel Reporting. To the extent legally permissible, the Sub-Adviser agrees to promptly notify the Adviser upon becoming aware of any incapacity, resignation, termination, or other material change of key personnel. For purposes of this paragraph 4(b), “key personnel” include: (i) any portfolio manager of the Fund; and (ii) any chief executive officer, chief compliance officer, chief operations officer, chief investment officer, chief financial officer, chief administration officer, or any other principal or officer of similar title or position with the Sub-Adviser; and (iii) any member of its investment (or comparable) committee.

5. Representations of the Adviser and the Trust. The Adviser represents that: (a) the Adviser has been duly appointed by the Board to provide investment services to the Fund Assets as contemplated in this Agreement; (b) the Adviser has all necessary power and authority to execute, deliver, and perform this Agreement on behalf of the Trust, and such execution, delivery, and performance will not violate any applicable law, regulation, organizational document, policy, or agreement binding on the Trust or its property, subject to approval and oversight by the Board; (c) the Trust has the full power and authority to enter into all transactions contemplated under this Agreement, to perform its obligations under such transactions and to authorize the Adviser to procure the Sub-Adviser to enter into such transactions on the Trust’s and Fund’s behalf; (d) the Adviser’s decision to appoint the Sub-Adviser was made in a manner consistent with its fiduciary duties under applicable law and the governing documents, contracts, or other material agreements or instruments governing the Fund’s investment or trading activities; (e) the Adviser will deliver to the Sub-Adviser a true and complete copy of the Fund’s Disclosure Documents and any amendments to such Disclosure Documents during the term of this Agreement, such other documents or instruments governing the investments of Fund Assets, and such other information as is necessary for the Sub-Adviser to carry out its obligations under this Agreement; and (f) the Trust is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

6. Use of Names.

a. Neither the Adviser nor the Trust shall use the name of the Sub-Adviser in any prospectus, sales literature, or other material relating to the Adviser or the Trust in any manner not approved in advance by the Sub-Adviser; provided, however, that the Sub-Adviser will approve all uses of its name which merely refer in accurate terms to its appointment or which are required by the Securities and Exchange Commission (the “SEC”) or a state securities commission; and provided further, that in no event shall such approval be unreasonably withheld.

b. The Sub-Adviser shall not use the name of the Adviser or the Trust in any material relating to the Sub-Adviser in any manner not approved in advance by the Adviser or the Trust, as the case may be; provided, however, that the Adviser and the Trust will each approve all uses of their respective names which merely refer in accurate terms to the appointment of the Sub-Adviser as the Fund’s Sub-Adviser under this Agreement or which are required by the SEC or a state securities commission; and, provided further, that in no event shall such approval be unreasonably withheld.

c. Upon termination of this Agreement in accordance with Section 12, the Adviser shall cease using any references to the Sub-Adviser in Fund and Adviser documents unless such reference is required by law. Similarly, the Sub-Adviser shall cease using any references to the Adviser or Fund in any documents unless such reference is required by law. For purposes of this paragraph, documents include but are not limited to, marketing materials, regulatory filings, and performance reporting.

7. Liability of the Sub-Adviser. The Sub-Adviser shall indemnify and hold harmless the Trust, the Adviser, and all their affiliated persons (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, the “Sub-Adviser Indemnitees”) against any and all direct losses, claims, damages, or liabilities (including reasonable legal and other expenses) (collectively, “Losses”) incurred by reason of or arising out of: (a) the Sub-Adviser being in material violation of any applicable federal or state law, rule, or regulation or any investment policy or restriction set forth in the Fund’s Disclosure Documents or any written guidelines or instruction provided in writing by the Board; or (b) the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or its reckless disregard of its obligations and duties under this Agreement.

8. Liability of the Adviser. The Adviser shall indemnify and hold harmless the Sub-Adviser and all affiliated persons (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, the “Adviser Indemnitees”) against any and all direct Losses incurred by reason of or arising out of: (a) the Adviser being in material violation of any applicable federal or state law, rule, or regulation; or (b) the Adviser’s willful misfeasance, bad faith, gross negligence, or its reckless disregard of its obligations and duties under this Agreement.

9. Limitation of Trust’s Liability. The Sub-Adviser acknowledges that it has received notice of and accepts the limitations upon the Trust’s liability set forth in its Declaration of Trust. The Sub-Adviser agrees that (i) the Trust’s obligations to the Sub-Adviser under this Agreement (or indirectly under the Advisory Agreement) shall be limited in any event to the Fund Assets and (ii) the Sub-Adviser shall not seek satisfaction of any such obligation from the shareholders of the Fund, other than the Adviser, nor from any Trustee, officer, employee, or agent of the Trust.

The parties to this Agreement acknowledge and agree that all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever shall be satisfied solely out of the assets of the affected Fund and that no Trustee, officer or holder of shares of beneficial interest of the Fund shall be personally liable for any of the foregoing liabilities. The Trust’s Certificate of Trust, as amended from time to time, is on file in the Office of the Secretary of State of the State of Delaware. Such Certificate of Trust and the Trust’s Agreement and Declaration of Trust describe in detail the respective responsibilities and limitations on liability of the Trustees, officers, and holders of shares of beneficial interest.

10. Force Majeure. The Sub-Adviser shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, terrorism, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, the Sub-Adviser shall take all reasonable steps to minimize service interruptions.

11. Confidentiality. Each party expressly undertakes to protect and to preserve the confidentiality of all information and know-how made available under or in connection with this Agreement, or the parties’ activities that are either designated as being confidential or which, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as proprietary or confidential (collectively, the “Confidential Information”). Each party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information but in any event using a commercially reasonable standard of care, to keep confidential the Confidential Information. Neither party shall disclose Confidential Information except: (a) to its employees, directors, officers, legal advisors, or auditors having a need to know such Confidential Information; (b) in accordance with a judicial or other governmental order or when such disclosure is required by law or regulation, provided that prior to such disclosure and to the extent legally permissible the receiving party shall provide the disclosing party with written notice and shall comply with any protective order or equivalent; or (c) in accordance with a regulatory audit or inquiry, without prior notice to the disclosing party, provided that the receiving party shall make all reasonable efforts to seek a confidentiality undertaking from the regulatory agency where possible.

Neither party will make use of any Confidential Information except as expressly authorized in this Agreement or as agreed to in writing between the parties. However, the receiving party shall have no obligation to maintain the confidentiality of information that: (a) it received rightfully from another party prior to its receipt from the disclosing party that is not otherwise subject to obligations of confidentiality; (b) the disclosing party discloses generally without any obligation of confidentiality; (c) is or subsequently becomes publicly available without the receiving party’s breach of any obligation owed the disclosing party; or (d) is independently developed by the receiving party without reliance upon or use of any Confidential Information. Each party’s obligations under this clause shall survive for a period of three years following the expiration or termination of this Agreement.

Notwithstanding anything to the contrary, each party to this Agreement may disclose any information with respect to the United States federal income tax treatment and tax structure (and any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction) of the transactions contemplated in this Agreement.

12. Anti-Money Laundering Compliance. The Sub-Adviser acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy. The Sub-Adviser agrees to comply with the Trust’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Sub-Adviser, now and in the future. The Sub-Adviser further agrees to provide to the Trust, the Trust’s administrator, sub-administrator and/or the Trust’s anti-money laundering compliance officer such reports, certifications and contractual assurances as may be reasonably requested by the Trust. The Trust may disclose information regarding the Sub-Adviser to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

13. Renewal, Termination and Amendment.

a. This Agreement shall become effective with respect to a Fund as of the date of commencement of operations of the Fund if approved: (i) by a vote of the Board, including a majority of those trustees of the Trust who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement (the “Independent Trustees”), cast in person (or, if then-permitted by law, rule, or regulatory guidance, virtually) at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Fund’s outstanding securities (to the extent required under the 1940 Act). This Agreement shall continue in effect with respect to a Fund for an initial period of two years thereafter and may be renewed annually thereafter only so long as such renewal and continuance is specifically approved at least annually by the Board provided that in such event such renewal and continuance shall also be approved by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval.

b. No material amendment to this Agreement shall be effective unless the terms thereof have been approved as required by the 1940 Act. The modification of any of the non-material terms of this Agreement may be approved by the vote, cast in person at a meeting called for such purpose, of a majority of the Independent Trustees.

c. In connection with such renewal or amendment, the Sub-Adviser shall furnish such information as may be reasonably necessary by the Adviser or the Board to evaluate the terms of this Agreement and any amendment thereto.

d. This Agreement may be terminated at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, by the vote of a majority of the outstanding voting securities of a Fund, on sixty (60) days’ written notice to the Adviser and the Sub-Adviser, or by the Adviser or Sub-Adviser on sixty (60) days’ written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, in the event the Investment Advisory Agreement between the Adviser and the Trust is assigned (as defined in the 1940 Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice. This Agreement will also automatically terminate in the event of its assignment (as defined in the 1940 Act) unless the parties hereto, by agreement, obtain an exemption from the SEC from the provisions of the 1940 Act pertaining to the subject matter of this subsection.

14. Severability. If any provision of this Agreement shall become or shall be found to be invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected.

15. Non-Exclusivity. The services to be rendered by the Sub-Adviser under the provisions of this Agreement are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby. Without limiting the foregoing, the Sub-Adviser, its members, employees and agents may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm, entity or individual, and may render underwriting services to the Trust on behalf of a Fund or to any other investment company, corporation, association, firm, entity or individual.

16. Notice. Any notices under this Agreement shall be in writing and sent to the address or facsimile number, as applicable, of the party receiving such notice or instruction and (a) delivered personally; (b) sent by electronic mail (“email”) or facsimile transmission, with notice or confirmation of receipt received; (c) delivered by a nationally recognized overnight courier; or (d) sent by prepaid first-class mail. Until further notice to the other party, it is agreed that the addresses of the Trust and the Adviser for this purpose shall be 19 E. Eagle Road, Havertown, PA 19083 and that the address of the Sub-Adviser shall be 20 Greenway Plaza, Suite 450, Houston, TX 77046.

17. Miscellaneous. This Agreement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Pennsylvania the Adviser and Sub-Adviser consent to the jurisdiction of courts, both state or federal, in Delaware County, Pennsylvania, with respect to any dispute under this Agreement. The captions in this Agreement are included for convenience only and in no way define or delimit any of the Agreement provisions or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

18. Entire Agreement. This Agreement, including any attached Schedules, constitutes the sole and entire agreement of the parties with respect to the Agreement’s subject matter.

19. Customer Notification. By executing this Agreement, the Adviser acknowledges that as required by the Advisers Act the Sub-Adviser has supplied to the Adviser and the Trust copies of the Sub-Adviser’s Form ADV with all exhibits and attachments and will promptly supply to the Adviser copies of all amendments or restatements of such document. Otherwise, the Adviser’s rights under federal law allow termination of this contract without penalty within five business days after entering into this contract. U.S. law also requires each person or entity that opens a trading account on behalf of the Fund to provide and verify certain information.  The Sub-Adviser will ask the Adviser for the Trust’s legal name, principal place of business address, and Taxpayer Identification or other identification number, and may ask for other identifying information, as appropriate to meet these requirements.

Signatures on next page.

The parties’ duly authorized officers have signed and delivered this Agreement as of the date first above written.

EMPOWERED FUNDS, LLC		EA SERIES TRUST

By:	/s/ Patrick Cleary	By:	/s/ Wesley Gray
Name:	Patrick Cleary	Name:	Wesley R. Gray
Title:	Chief Executive Officer	Title:	President

BRIDGEWAY CAPITAL MANAGEMENT, LLC

By:	/s/ John Montgomery
Name:	John Montgomery
Title:	President and Chief Executive Officer

SCHEDULE A

to the

INVESTMENT SUB-ADVISORY AGREEMENT

Dated June 17, 2022

among

Empowered Funds, Bridgeway Capital Management, LLC, and EA Series Trust

The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the daily net assets of the respective Fund in accordance with the following fee schedule:

Sub-Advisory Fee Schedule
EA Bridgeway Blue Chip ETF (Ticker: BBLU)	5 basis points

Sch. A-1